EXHIBIT 5

                     [Letterhead of Davis Polk & Wardwell]


                                                            December 26, 1996


Illinois Central Railroad Company
455 North Cityfront Plaza
Chicago, Illinois 60611-5504

Ladies and Gentlemen:

               We have acted as special counsel to Illinois Central Railroad Company (the "Company") in connection with the Company's offer (the "Exchange Offer") to exchange its 7.70% Debentures due 2096 (the "Exchange Debentures") for any and all of its outstanding 7.70% Debentures due 2096 (the "Original Debentures").

               We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

               Upon the basis of the foregoing and, assuming the due execution and delivery of the Exchange Debentures, we are of the opinion that the Exchange Debentures, when executed, authenticated and delivered in exchange for the Original Debentures in accordance with the Exchange Offer, will be valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally and equitable principles.

               We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.

               This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent except that The Chase Manhattan Bank, as Exchange Agent for the Exchange Offer, may rely upon this opinion as if it were addressed directly to it.

                                 Very truly yours,

                                 /s/ Davis Polk & Wardwell
                                 ---------------------------
                                     Davis Polk & Wardwell